Exhibit 99
FOR IMMEDIATE RELEASE: November 11, 1998

                  LEGGETT DECLARES FOURTH QUARTER DIVIDEND. . .

     CARTHAGE, MO -- The Board of Directors of Leggett & Platt, Incorporated (NYSE: LEG; PSE) today declared an $.08 per share fourth quarter dividend on the company's common stock. The dividend will be paid on January 4, 1999 to shareholders of record on November 27, 1998.

     Total dividends declared in 1998 were $.315 per share, up 16.7% from 1997. This marks the 27th consecutive year Leggett has increased dividends. Over this 27 year period, the quarterly dividend increased 48 fold, or 15.5% compounded annually. Previously reported per share rates have been adjusted to reflect the 2 for 1 stock split distributed on June 15, 1998.

             . . . AND ADOPTS NEW SHAREHOLDER PROTECTION RIGHTS PLAN

     The Board of Directors also adopted a Shareholder Protection Rights Plan today to take effect when the existing Shareholder Protection Rights Plan expires on February 15, 1999. The new Plan is substantially the same as the existing Plan. The new Plan is designed to protect against abusive takeover practices and provide Leggett & Platt's shareholders with the assurance that they will benefit from the long-term prospects and increases in value of the Company. Leggett & Platt has no indication of the existence of any takeover attempt directed at the Company. The Plan adopted today is similar to plans adopted by close to 2,000 other companies.

     Under the Plan, Leggett & Platt's shareholders will receive one preferred share purchase Right for each share of Common Stock owned. Rights will be distributed as a dividend to shareholders of record on February 15, 1999. The Rights will expire on February 15, 2009. The Rights distribution is not taxable to shareholders.

     Each Right entitles the holder, under certain circumstances, to purchase from Leggett & Platt one one-hundredth of a share of a new series of Preferred Stock at an exercise price of $105 per one one-hundredth of a share, subject to antidilution adjustments. Each one one-hundredth of a share of the Preferred Stock is designed to approximate the value of one share of Leggett & Platt's Common Stock. The Rights will become exercisable and will trade separately from the Common Stock only after a person or a group (1) becomes the beneficial owner of 20% or more of the outstanding Common Stock of Leggett & Platt; or (2) commences, or announces an intention to commence, a tender or exchange offer which would result in ownership by the person or group of 20% or more of the outstanding Leggett & Platt Common Stock.

     In addition, if the acquiring person or group acquires 20% or more of Leggett & Platt's Common Stock, holders of Rights (other than the acquiring person or group) will be entitled to purchase, in lieu of Preferred Stock, Common Stock of Leggett & Platt having a value at that time of twice the exercise price then in effect. At any time after a person or group acquires 20% or more (but less than 50%) of Leggett & Platt's outstanding Common Stock,



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Leggett & Platt may, at its option,  exchange the Rights (other than Rights held by the acquiring person or group), in whole or in part, for one share of Common Stock (or one one-hundredth of a share of the new series of Preferred Stock) per Right.

     In the event that Leggett & Platt merges with or transfers 50% or more of its assets or earnings to any person after the Rights become exercisable, holders of Rights may purchase common stock of the acquiring entity having a value equal to twice the exercise price then in effect.

     The Rights can be redeemed by Leggett & Platt's Board for $0.005 per Right at any time prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Company's Common Stock. The Board of Directors is authorized to reduce the 20% thresholds referred to above to not less than 10% or the amount owned by any person or group.

     Details of the Shareholder Protection Rights Plan will be contained in a letter to be mailed to all shareholders of record on February 15, 1999.

     Leggett & Platt is a FORTUNE 500 company and leading manufacturer of engineered products serving several major markets. These engineered products include bedding and furniture components, plus related home, office and institutional furnishings; retail store fixtures, displays and other commercial products; aluminum die castings; and specialized materials and equipment for Leggett operations and other manufacturers. The company has facilities throughout North America and in several international locations. Leggett's common stock is listed on the New York and Pacific Stock Exchanges with the symbol LEG.

FOR CONFIRMATION CONTACT:

                               J. Richard Calhoon
                       Vice President - Investor Relations
                          Leggett & Platt, Incorporated
                               Phone: 417/538-8131